Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Omnibus Incentive Plan of Jamf Holding Corp. and the Amended and Restated Jamf Holding Corp. 2017 Stock Option Plan of our reports dated February 27, 2024, with respect to the consolidated financial statements of Jamf Holding Corp. and the effectiveness of internal control over financial reporting of Jamf Holding Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 13, 2024